PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated June 27, 2022)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-263775

MONEYLION INC.

Class A Common Stock

Recent Developments

This prospectus supplement (the “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated June 27, 2022 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in MoneyLion Inc.’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on March 17, 2023. Accordingly, we have attached the aforementioned 8-K to this Prospectus Supplement.

This Prospectus Supplement, together with the Prospectus, is to be used by the selling shareholders listed in the Prospectus in connection with offers and sales from time to time of the Class A common stock of MoneyLion Inc.

March 17, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2023 (March 15, 2023)

MONEYLION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39346	85-0849243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 West 21st Street, 9th Floor,

New York, NY 10010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 300-9865

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ML	The New York Stock Exchange
Redeemable warrants: each whole warrant exercisable for one share of Class A common stock, par value $0.0001	ML WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Awards to Diwakar Choubey, Richard Correia and Timmie Hong

Subject to the terms and conditions of the MoneyLion Inc. Amended and Restated Omnibus Incentive Plan (the “Plan”) and the applicable award grant notices and agreements thereunder, on March 17, 2023, the Compensation Committee of the Board of Directors (the “Committee”) of MoneyLion Inc. (the “Company”) approved the following grants of equity awards (“2023 LTIP Awards”) to Diwakar Choubey, Chief Executive Officer of the Company, Richard Correia, President and Chief Financial Officer of the Company, and Timmie Hong, Chief Product Officer of the Company (each, an “Executive” and collectively, the “Executives”):

	2023 LTIP Awards
	RSUs	KPI PSUs (100% Target)
Diwakar Choubey	4,000,000	2,000,000
Richard Correia	2,666,667	1,333,333
Timmie Hong	1,100,000	550,000

Two-thirds of the 2023 LTIP Awards were awarded in the form of restricted stock units (“RSUs”) that will vest quarterly in twelve equal installments on the 15th day of each May, August, November and February beginning on May 15, 2023, subject to the Executive’s continued service with the Company or one of its subsidiaries through the applicable vesting date. Each RSU represents a contingent right to receive one share of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), upon vesting of the RSU.

The remaining one-third of the 2023 LTIP Awards were awarded in the form of performance share units (“KPI PSUs”) that are subject to vesting based on the achievement of specified target key performance indicators during the year ended December 31, 2023 related to the Company’s revenue (the “Revenue Performance Goal”), customer acquisition (the “Acquisition Performance Goal”) and EBITDA (the “EBITDA Performance Goal” and collectively, the “Performance Goals”), which will be determined by the Committee, subject to the Executive’s continued service with the Company or one of its subsidiaries through the applicable vesting date. The number of KPI PSUs that may be earned with respect to the Revenue Performance Goal and the Acquisition Performance Goal will range from 80% to 120% of the awarded amounts, determined by linear interpolation based on the achievement of the Revenue Performance Goal and the Acquisition Performance Goal within such range. The number of KPI PSUs that may be earned with respect to the EBITDA Performance Goal will be determined by linear interpolation based on the achievement of the EBITDA Performance Goal within the range determined by the Committee. Upon the date that the Committee certifies the Company’s achievement of the applicable Performance Goals (if ever achieved), one-third of the earned KPI PSUs will vest immediately, and the remainder of the earned KPI PSUs will vest quarterly in eight equal installments on the 15th day of each February, May, August and November beginning after the date on which the Committee certifies the Company’s achievement of the Performance Goals. Each KPI PSU represents a contingent right to receive one share of Class A Common Stock upon vesting of the KPI PSU.

The summary of the 2023 LTIP Awards set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the award grant notices and agreements, the forms of which are incorporated by reference herein.

Appointment of Richard Correia as President

On March 15, 2023, Richard Correia, the current Chief Financial Officer and Treasurer of the Company, was given the additional title of President by the Board of Directors of the Company. Mr. Correia will continue to report into Diwakar Choubey, the Company’s Co-Founder and Chief Executive Officer.

There are no arrangements or understandings between Mr. Correia and any other persons pursuant to which Mr. Correia was selected as the President of the Company. Mr. Correia does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Correia does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 15, 2023, as part of its periodic review of corporate governance matters, the Board of Directors approved and adopted the Company’s revised Amended and Restated Bylaws (the “Bylaws”), which became effective as of March 15, 2023. The Bylaws incorporate certain amendments to, among other things:

●	update the procedures and disclosure requirements for director nominations made by stockholders in connection with the SEC rules regarding the use of “universal proxy cards” in order to address matters relating to Rule 14a-19 under the Securities Exchange Act of 1934, as amended, including setting forth circumstances under which the Company may disregard the nomination of a proposed director nominee by a stockholder; and

●	remove historical lockup restrictions on the transfer of shares of Class A Common Stock of the Company, as the lockup period expired in 2022.

The Bylaws also include various immaterial conforming, technical and ministerial changes.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of MoneyLion Inc., effective as of March 15, 2023 (incorporated by reference to Exhibit 3.2 of MoneyLion Inc.’s Annual Report on Form 10-K (File No. 001-39346), filed with the SEC on March 16, 2023).
10.1+	Form of RSU Grant Agreement (incorporated by reference to Exhibit 10.17 of MoneyLion Inc.’s Annual Report on Form 10-K (File No. 001-39346), filed with the SEC on March 16, 2023).
10.2+	Form of PSU Grant Agreement (Annual) (incorporated by reference to Exhibit 10.18 of MoneyLion Inc.’s Annual Report on Form 10-K (File No. 001-39346), filed with the SEC on March 16, 2023).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYLION INC.

	By:	/s/ Richard Correia
		Name:	Richard Correia
		Title:	President, Chief Financial Officer and Treasurer

Date: March 17, 2023

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